EXHIBIT 99.1


            November 24, 1999

                     F&M BANCORP RECEIVES OCC APPROVAL
                     ---------------------------------

                              INVESTOR RELATIONS: Toll-Free:  (888)694-4170
                                                  Internet:    www.fmbn.com

Frederick, MD, November 24, 1999 - F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, MD, and Patapsco Valley Bancshares, Inc. (NASDAQ:MNOC), headquartered in Ellicott City, MD, announced that, on November 18, 1999, the Office of the Comptroller of the Currency approved the application of F&M Bancorp to merge Patapsco's subsidiary, Commercial & Farmers Bank, with and into F&M Bancorp's subsidiary, Farmers & Mechanics National Bank. The merger of F&M Bancorp and Patapsco Valley Bancshares, Inc. requires, among other conditions, the affirmative vote of two-thirds of the outstanding shares of Patapsco which will hold its shareholder meeting on December 14, 1999. Assuming shareholder approval and satisfaction of all other terms and conditions of the Agreement and Plan of Merger, the parties expect to complete the transaction on 12/31/99.

F&M Bancorp had total assets of $1.483 billion and total deposits of $1.135 billion at September 30, 1999. Its wholly owned subsidiaries, Farmers & Mechanics National Bank, Frederick, MD, and Home Federal Savings Bank, Hagerstown, MD, offer a wide variety of traditional and non-traditional financial services including trust and investment management, financial planning, brokerage, mortgage banking, consumer and business electronic banking, and consumer and commercial business insurance products, with 44 full-service community offices and 61 ATMs across central and western Maryland and south-central Pennsylvania.

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